Exhibit 99.1

LKQ Corporation Announces New Leadership Appointments

•John Meyne appointed Senior Vice President of LKQ and President of its Wholesale – North America segment

•Andy Hamilton appointed Senior Vice President of LKQ and President of its European segment

Chicago, IL (December 4, 2023) -- LKQ Corporation (Nasdaq: LKQ) previously announced that Justin Jude, the Company’s current Senior Vice President and President of its Wholesale – North America segment, has been appointed to serve as LKQ’s Executive Vice President and Chief Operating Officer from January 1, 2024 until he officially succeeds Dominick Zarcone as President and Chief Executive Officer of LKQ on July 1, 2024. Today, the Company is announcing two additional leadership appointments.

First, the Company’s Board of Directors (the “Board”) has appointed John Meyne, currently the East Division Vice President of LKQ’s Wholesale – North America segment, to serve as Senior Vice President of LKQ and President of Wholesale – North America effective January 1, 2024. Mr. Jude stated, “John has been instrumental in the success of our Wholesale – North American business growth and profit transformation. He embodies the LKQ culture and will do exceptionally well leading our Wholesale – North America team.”

Additionally, the Board has appointed Andy Hamilton, currently the Chief Executive Officer of LKQ’s Euro Car Parts business in the United Kingdom and Republic of Ireland, to serve as Senior Vice President of LKQ and President and Managing Director of LKQ Europe effective January 1, 2024. Mr. Zarcone commented, “Andy's extensive experience, including several years as our pan-European Chief Commercial Officer and then as CEO of our largest and most profitable European operation, makes him a natural selection to lead our European team.”

Mr. Hamilton will be succeeding Varun Laroyia, Executive Vice President of LKQ and Chief Executive Officer and Managing Director of LKQ Europe. Mr. Laroyia has informed the Board of his intention to resign from his current positions effective December 31, 2023. To ensure a smooth transition, Mr. Laroyia will serve as a special advisor to Mr. Hamilton in 2024. “Varun has been a trusted partner and integral to LKQ’s success during the past six years, and I would like to thank him for his dedication to the Company, his significant contributions, and his assistance with the transition,” noted Mr. Zarcone. “The ability to fill both these key segment leadership roles with internal candidates both demonstrates the depth and breadth of our leadership team and helps to ensure a seamless transition.”

About John Meyne

Mr. Meyne has been an LKQ team member since 2009. During his tenure, he has held various operational leadership roles. In 1987, Mr. Meyne began his career in our industry with Keystone Automotive Industries. In 2006, he started his own aftermarket collision parts company, which was acquired by LKQ in 2009. From 2011 through 2021, he served as Regional Vice President for the Southeast Region of the Company’s Wholesale – North America segment. In January 2022, Mr. Meyne was promoted to East Division Vice President of the Company’s Wholesale – North America segment.

About Andy Hamilton

Mr. Hamilton has been an LKQ team member since 2011. In 2010, Mr. Hamilton joined Euro Car Parts, which was acquired by LKQ in 2011. During his tenure at LKQ Euro Car Parts, he has held several executive roles through the end of 2015, the last of which was Chief Operating Officer. In 2016, Mr. Hamilton was appointed Chief Commercial Officer of LKQ Europe, where he was responsible for several key pan-European projects related to digital strategy, revenue optimization, and category and product management. Since 2019, Mr. Hamilton has served as the Chief Executive Officer of LKQ Euro Car Parts.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contact:

Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
1 (312) 621-2793
jpboutross@lkqcorp.com